Exhibit 23.1

ELITE PHARMACEUTICALS, INC AND SUBSIDIARIES

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (SEC file no. 333- 217866) of our reports dated June 15, 2016, relating to the consolidated financial statements and management’s assessment of internal control over financial reporting of Elite Pharmaceuticals, Inc. and Subsidiary appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Buchbinder Tunick & Company LLP

/s/ Buchbinder Tunick & Company LLP

Wayne, New Jersey

June 2, 2017